Exhibit 6

Quarterly Securities Report

(Second Quarter of the 38th Term)

For the three months ended September 30, 2009

Takara Leben CO., LTD.

2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

[Quarterly Review Reports]

Cover

Document submitted:	Quarterly Securities Report

Pursuant to:	Article 24-4(7), paragraph (1) of the Financial Instruments and Exchange Act

Submitted to:	Director-General of the Kanto Local Finance Bureau

Date of submission:	November 13, 2009

Period of Quarterly Financial Report:	Second quarter of the 38th term (three months ended September 30, 2009)

Company name (Japanese):	Kabushikigaisha Takara Re-ben

Company name (English):	Takara Leben CO., LTD.

Title and name of representative:	Yoshio Murayama, President and Representative Director

Place of head office:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning, Manager of Business Planning Office and Representative Director

Place of contact:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning, Manager of Business Planning Office and Representative Director

Place of general inspection:	Tokyo Stock Exchange Group, Inc. (2-1 Nihonbashi Kabutocho, Chuo-ku, Tokyo)

PART I       CORPORATE INFORMATION

ITEM 1	Corporate Overview

1. Selected Financial Data

	Six months ended September 30, 2008	Six months ended September 30, 2009	Three months ended September 30, 2008	Three months ended September 30, 2009	Year ended March 31, 2009
Sales (Millions of yen)	24,663	27,500	10,153	18,053	57,652
Ordinary income (losses) (Millions of yen)	1,680	1,532	(427)	1,697	(9,787)
Net income (losses) (Millions of yen)	926	1,656	(266)	1,864	(12,471)
Net assets (Millions of yen)	—	—	19,991	8,061	6,420
Total assets (Millions of yen)	—	—	92,971	61,444	71,486
Net assets per share (Yen)	—	—	1,207.38	486.86	387.80
Net income (losses) per share, basic (Yen)	55.96	100.05	(16.10)	112.62	(753.21)
Net income (losses) per share, diluted (Yen)	—	—	—	—	—
Shareholders’ equity ratio (%)	—	—	21.5	13.1	9.0
Net cash provided by operating activities (Millions of yen)	(1,219)	9,680	—	—	6,653
Net cash provided by investing activities (Millions of yen)	(2,849)	632	—	—	(4,144)
Net cash provided by financing activities (Millions of yen)	(3,903)	(9,781)	—	—	(11,671)
Cash and cash equivalents at the end of period (Millions of yen)	—	—	4,923	4,264	3,733
Number of employees	—	—	542	327	333

(Notes)

1.	The Company prepares its consolidated financial statements, and therefore non-consolidated financial data is not prepared.
2.	Consumption tax and other taxes are not included in sales.
3.	Diluted net income per share for the respective period is not presented as there is no share with dilutive effect.

2. Business Overview

There were no material changes in the business operated by Takara Leben Group (the Company and its subsidiaries and affiliates) during the second quarterly period for the three months ended September 30, 2009. There were also no changes in major subsidiaries and affiliates.

3. Subsidiaries and Affiliates

There were no material changes in major subsidiaries and affiliates during the second quarterly period for the three months ended September 30, 2009.

4. Employees

(1) The Company and Consolidated Subsidiaries

As of September 30, 2009
Number of employees	327(130)

(Notes)

1.	Number of employees represents the number of people employed.
2.	The number within the parentheses ( ) in the column for Number of employees represents the average number of temporary employees (converted as one person working 8 hours per day) employed during the second quarterly period for the three months ended September 30, 2009.

(2) The Company

As of September 30, 2009
Number of employees	180 (17)

(Notes)

1.	Number of employees represents the number of people employed.
2.	The number within the parentheses ( ) in the column for Number of employees represents the average number of temporary employees (converted as one person working 8 hours per day) employed during the second quarterly period for the three months ended September 30, 2009.

ITEM 2	Operating and Financial Review

1. Operating Results

(1) Sales

	Three months ended September 30, 2009
Name of business division	Amount (Millions of yen)	Changes from the corresponding quarterly period of the previous year (%)
Real estate sales business	16,920	195.7
Real estate rental business	319	93.1
Real estate management business	483	108.6
Other business	330	45.9

Total	18,053	177.8

(Note) Consumption tax and other taxes are not included in the above amounts.

(2) Number of housing units contracted during the period

Name of business division, etc.	Three months ended September 30, 2009
	Number of housing units	Change from corresponding quarterly period of the previous fiscal year (%)	Amount (Millions of yen)	Change from corresponding quarterly period of the previous fiscal year (%)
Real estate sales business	434	119.6	10,864	112.1
Total	434	119.6	10,864	112.1

(Note) Consumption tax and other taxes are not included in the above amounts.

(3) Contracted ratio

Name of business division, etc.	As of September 30, 2009
	Number of housing units	Change from corresponding quarterly period of the previous fiscal year (%)	Amount (Millions of yen)	Change from corresponding quarterly period of the previous fiscal year (%)
Real estate sales business	475	58.1	14,550	58.8
Total	475	58.1	14,550	58.8

(Note) Consumption tax and other taxes are not included in the above amounts.

2. Risk Factors

Items in the text which pertain to the future have been assessed by the Group as of the date on which this Quarterly Report was filed.

(1)	In the second quarterly period of the current consolidated fiscal year, there were no new risks or material changes or new risks for the business of Takara Leben Group.

(2)	Key events pertaining to going concern assumptions

There were net loss in the amount of 12,471 million yen in the previous consolidated fiscal year, along with a decrease in equity ratio and a sudden worsening of cash position.

Under those circumstances, Takara Leben Group has actively promoted the “Building Project” in its attempt to decrease interest-bearing debts through early sales of inventories with appropriate market price settings Our efforts to stabilize finances with improved efficiency and profitability by rebuilding the business strategy include promotion of resale business, etc. At the same time, we put our effort to enforce our organizational mobility by clarifying roles, responsibilities and authority within Takara Leben Group.

Further, our efforts to reduce selling, general and administrative expenses include appropriate human resources allocation, office relocation and business location consolidation, decrease of management remuneration, etc. As a result, during the six months ended September 30, 2009 favorable changes in resale and renovation properties, price bargaining practices have largely reduced in sales transactions, early realization of costs reduction in sales and general administrative expenses contributed the net income of 1,656 million yen. Accordingly, an equity ratio became 13.1%, a recovery of 4.1 points from the previous consolidated fiscal year making the continuing doubtful situation improved.

However, the surrounding environment of the real estate industry remains unforeseeable, while we anticipate a significant improvement in profitability in the current fiscal year, the cash position has not been sufficiently improved, and we are aware that we are still in the critical situation.

Therefore, the strategies listed above will continue to be implemented within Takara Leben Group in our efforts to achieve stable and sound corporate growth.

3. Material Contracts

In the second quarterly period for the three months ended September 30, 2009, there were no decisions or execution of material contracts that may impact the operating results of the Company.

4. Operating, Financial and Cash Flow Analysis

Items in the text which pertain to the future have been assessed by Takara Leben Group as of the date on which this Quarterly Report was filed.

(1)	Analysis of operating results

The global economy, which had been in a state where management that made light of risks and prioritized immediate gains triggered a bubble and its collapse, and resulted in the world not being able to see what lay ahead, is showing signs of regaining a balance, but as recover still remains uncertain, it is necessary to continue being careful with regard to outlooks for growth and employment. Full-scale recovery will take more time unless the global society takes cooperative action so that the crisis does not occur again.

Within the Japanese economy as well, although there are signs of recovery picking up gradually, the real economy still remains in a state of turmoil. Consumers are finding it more difficult to live amidst the financial crisis and economic recession.

While prices continue to be slashed in various forms, excess demand for low prices from consumers may, on the contrary, result in risks, as excessive cutting of prices erodes corporate strength, and the equilibrium between demand and supply that had been maintained up until now may become disrupted.

Since the past, there has been a wide gap between large companies and small- and medium-sized companies. Recovery, regarding which there are insecurities relating to cash management of small- and medium-sized companies that cannot be cast aside, also serves as a predictor for the next crisis; unless policy effects can be clearly manifested, it is possible that improvements will continue to be at a standstill, leading to a double dip if mistaken approaches are taken.

Under such circumstances, we believe that it is necessary for the Company to carry out corporate activities that actively pursue the roles and responsibilities that it should fulfill as a company, while taking into consideration the reconstruction of a medium- and long-term business model that focuses on consumers, who are final supporters.

1) Sales by business segment

In the second quarterly period for the three months ended September 30, 2009, Takara Leben Group posted sales of 16,920 million yen (95.7% increase as compared to the corresponding quarterly period of the previous fiscal year) for the real estate sales business, due to sales of 358 built-for sale condominiums, as well as sales, renewal, and resale of detached houses.

In the real estate rental business, sales totaled 319 million yen (6.9% decrease as compared to the corresponding quarterly period of the previous fiscal year), consisting of easing revenues received from tenants in condominium blocks, offices, and shops.

The real estate management business generated 483 million yen (8.6% increase as compared to the corresponding quarterly period of the previous fiscal year) in sales, mainly from management of 434 blocks of residential condominiums (21,824 units in total).

Sales from other business came to 330 million yen (54.1% decrease as compared to the corresponding quarterly period of the previous fiscal year), mainly from orders for optional construction work arising from the sale of condominiums, commissions from real estate sales agency services, etc.

Based on the above, consolidated net sales amounted to 18,053 million yen (77.8% increase as compared to the corresponding quarterly period of the previous fiscal year) in the second quarterly period ending September 30, 2009, while operating income totaled 1,814 million yen (operating loss of 95 million yen in the corresponding quarterly period of the previous fiscal year), ordinary income amounted to 1,697 million yen (ordinary loss of 427 million yen in the corresponding quarterly period of the previous fiscal year), and net income totaled 1,864 million yen (net loss of 266 million yen in the corresponding quarterly period of the previous fiscal year).

2) Analysis of financial position

With regard to the state of assets, liabilities, and net assets of Takara Leben Group as of September 30, 2009, consolidated total assets amounted to 61,444 million yen, indicating a 10,042 million yen decrease as compared to the end of the previous consolidated fiscal year due to a decrease in inventories and repayment of borrowings, etc.

(Current assets)

Current assets have decreased 8,343 million yen from the end of the previous consolidated fiscal year, to 39,023 million yen, mainly reflecting a decrease in accounts receivable based on refund of income taxes, etc. and a decrease in inventories due to strict control of new purchases.

(Fixed assets)

Fixed assets have decreased 1,699 million yen from the end of the previous consolidated fiscal year, to 22,421 million yen, due to a transfer of business assets to inventory and a reduction in investment securities due to refunds from investment partnerships.

(Current liabilities)

Current liabilities have decreased 8,708 million yen from the end of the previous consolidated fiscal year, to 39,890 million yen, due to a decrease in accounts payable-trade and repayment of borrowings.

(Long-term liabilities)

Long-term liabilities have decreased 2,793 million yen from the end of the previous consolidated fiscal year, to 13,492 million yen, due to transfers between long-term and short-term borrowings.

(Net assets)

Net assets totaled 8,061 million yen, having increased 1,640 million yen from the end of the previous consolidated fiscal year, due to recording of net income.

(2) Cash flows

As of September 30, 2009, cash and cash equivalents (hereinafter referred to as “cash”) amounted to 4,264 million yen, having increased 1,055 million yen from June 30, 2009.

(Net cash provided by operating activities)

The increase in cash provided by operating activities amounted to 8,368 million yen (4,939 million yen decrease in the corresponding quarterly period of the previous year). This was due mainly to a decrease in inventories.

(Net cash provided by investing activities)

The increase in cash used in investing activities totaled 702 million yen (1,088 million yen decrease in the corresponding quarterly period of the previous year). This was due mainly to refunds from investment partnerships.

(Net cash provided by financing activities)

The decrease in cash used in financing activities was 8,015 million yen (67 million yen increase in the corresponding quarterly period of the previous year). This was due mainly to repayment of short-term borrowings.

(3) Business or financial issues that should be resolved

In the second quarterly period for the three months ended June 30, 2009, there were no new issues or important changes regarding issues pertaining to business and finances of the Company.

(4) Research and development activities

None.

(5) Factors having an significant impact on operating results

The condominium business, which is the Group’s main product, has a tendency to be influenced by demand trends of purchasers and supply trends of suppliers. Demand trends of purchasers are easily affected by business trends, interest-rate trends, housing tax, consumption tax, trends in land process, etc., while supply trends are easily affected by the purchasing amount of land, fluctuations in subcontract prices of subcontractors such as general contractors, bankruptcy, etc. of contractors, difficulty of raising new funds, interest rates, etc. As a result, a fluctuation in these trends may have an important impact on operating results.

(6)	Analysis and review regarding key events listed in Risk Factors, and measures to be taken to resolve or improve the said key events, etc.

The Group is making continuing efforts to resolve the key events, etc. described in “2 Risk Factors.”

As with the first half of the current fiscal year, Takara Leben Group is also working in the second half to actively promoted the “Building Project” in its attempt to decrease interest-bearing debts through early sales of inventories with appropriate market price settings Our efforts to stabilize finances with improved efficiency and profitability by rebuilding the business strategy include promotion of resale business, etc. At the same time, we put effort to enforce our organizational mobility by clarifying roles, responsibilities and authority within the Company and the Group.

Further, our efforts to reduce selling, general and administrative expenses include appropriate human resources allocation, office relocation and business location consolidation, decrease of management remuneration, etc.

Therefore, the strategies listed above will continue to be implemented within the Group in our effort to achieve stable and sound corporate growth.

ITEM 3	Properties and Equipments

(1) Major properties and equipments

In the second quarterly period of the current consolidated fiscal year, there were no changes in major properties and equipments.

(2) Plans for acquisitions and disposals of properties and equipments

During the second quarterly period for the three months ended September 30, 2009, there were no significant changes in plans for acquisitions, disposals of important properties and equipments.

ITEM 4	Overview of the Company

1. Stock Information

(1) Total number of shares

 1) Total number of shares

Type	Number of shares authorized (Shares)
Common stock	62,000,000
Total	62,000,000

2) Issued shares

Type	Number of shares issued as of September 30, 2009	Number of shares issued as of the filing date (November 13, 2009)	Name of exchange where financial instruments are listed, or name of authorized financial instruments firms association to which securities are registered	Contents
Common stock	17,540,333	17,540,333	Tokyo Stock Exchange (First Section)	Standard shares of the Company of which there are no limitations to rights; trading unit is 100 shares.
Total	17,540,333	17,540,333	—	—

(2) Subscription rights

Not applicable.

(3) Rights plan

Not applicable.

(4) The number of shares issued and capital stock

Date	Increase (decrease) in number of shares issued	Shares issued	Increase (decrease) in capital stock (Millions of yen)	Capital stock (Millions of yen)	Increase (decrease) in capital reserve (Millions of yen)	Capital reserve (Millions of yen)
July 1, 2009 to September 30, 2009	—	17,540,333	—	2,442	—	2,440

(5) Major shareholders

As of September 30, 2009

Name	Address	Number of shares owned (Thousands of shares)	Ownership percentage of total number of shares issued (%)
Yoshio Murayama	Itabashi-ku, Tokyo	6,242	35.58
Takara Leben Co., Ltd.	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	982	5.60
Japan Securities Finance Co., Ltd.	1-2-10 Nihonbashi-Kayabacho, Chuo-ku, Tokyo	422	2.40
Murayamakikaku Ltd.	4-33-10 Narimasu, Itabashi-ku, Tokyo	375	2.13
Sumitomo Mitsui Banking Corporation	1-1-2 Yurakucho, Chiyoda-ku, Tokyo	296	1.68
Takara Leben customer shareholder association	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	240	1.37
Shigeko Murayama	Itabashi-ku, Tokyo	240	1.36
Mizuho Securities, Co., Ltd.	1-5-1 Otemachi, Chiyoda-ku, Tokyo	201	1.14
State Street Bank and Trust Company 505041 (Agent: Hong Kong and Shanghai Banking Corporation Limited, Tokyo Branch)	12 Nicholas Lane, London EC4N7BN U.K. (3-11-1 Nihonbashi, Chuo-ku, Tokyo)	165	0.94
Takara Leben employee shareholder association	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	156	0.89

Total	—	9,322	53.14

(6) Voting rights

 1) Shares issued and outstanding

As of September 30, 2009

	Number of shares (Shares)	Number of voting rights	Contents
Nonvoting shares	—	—	—
Shares with restricted voting right (Treasury shares, etc.)	—	—	—
Shares with restricted voting right (Other)	—	—	—
Full voting right shares (Treasury shares, etc.)	Common stock 982,600	—	Standard shares of the Company of which there are no limitations to rights; trading unit is 100 shares.
Full voting right shares (Other)	Common stock 16,555,900	165,559	Same as above.
Shares less than one unit	Common stock 1,833	—	Shares of less than 1 trading unit (100 shares)
Total number of shares issued and outstanding	17,540,333	—	—
Total number of voting rights of shareholders	—	165,559	—

(Note)	“Full voting right shares (Other)” includes 400 shares in the name of Japan Securities Depository Center, Inc. In addition “Number of voting rights” includes 4 voting rights pertaining to complete voting right shares in the name of Japan Securities Depository Center, Inc.

 2) Treasury shares, etc.

As of September 30, 2009

Name of owner	Address of owner	Directly held shares	Indirectly held shares	Total	Percentage to shares issued and outstanding (%)
Takara Leben CO., LTD.	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	982,600	—	982,600	5.6

Total	—	982,600	—	982,600	5.6

2	Share Prices History

High and low

Month	April 2009	May	June	July	August	September
High (yen)	231	207	226	228	387	521
Low (yen)	146	151	184	166	219	320

(Note)	Highs and lows prices refer to those in the First Section of the Tokyo Stock Exchange.

3	Directors and Senior Management

During the period between the date on which the Financial Report for the previous fiscal year was filed and the date on which this Quarterly Securities Report was submitted, there were no changes in directors and senior management.

ITEM 5	Financial Statements

1.	Preparation of quarterly consolidated financial statements

The Company prepared its quarterly consolidated financial statements in accordance with Regulations concerning the Terminology, Forms and Preparation Methods of Quarterly Consolidated Financial Statements (Cabinet Office Ordinance No. 64, 2007; hereinafter referred to as “Quarterly Consolidated Financial Statement Regulations”).

For the three months ended September 30, 2008 and the cumulative total for the six months ended September 30, 2008, quarterly consolidated financial statements were prepared in accordance with Quarterly Consolidated Financial Statement Regulations before their amendment; and for three months ended September 30, 2009 and the cumulative total for the six months ended September 30, 2009 quarterly consolidated financial statements were prepared in accordance with Quarterly Consolidated Financial Statement Regulations after their amendment.

2.	Quarterly review certificate

Pursuant to articles No. 193-2 Section 1 of the Financial Instruments and Exchange Act, Grant Thornton Taiyo ASG performed quarterly review of the consolidated financial statements for the three months ended September 30, 2008 and cumulative total for the six months ended September 30, 2008, for the three months ended September 30, 2009 and the cumulative total for the six months ended September 30, 2009.

1. Quarterly Consolidated Financial Statements

(1) Quarterly Consolidated Balance Sheets

(Millions of yen)

	September 30, 2009		March 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents		4,298		3,865
Notes and account receivables		24		49
Securities		—		34
Real property for sale	*2,*3	12,617	*2,*3	16,535
Real property for sale in progress	*2	19,688	*2,*3	23,017
Other		2,417		3,876
Loan loss reserves		(23)		(12)

Total Current Assets		39,023		47,366

Fixed Assets:
Tangible fixed assets
Buildings and structures, net	*1,*2,*3	5,500	*1,*2,*3	5,708
Land	*2,*3	15,611	*2,*3	16,376
Other, net	*1,*2,*3	230	*1,*2,*3	287

Total Tangible Fixed Assets		21,342		22,372

Intangible fixed assets	*2	449	*2,*3	412
Investments and other assets
Other		902	*2	1,626
Loan loss reserves		(273)		(292)

Total Investments and Other Assets		629		1,334

Total Fixed Assets		22,421		24,120

Total Assets		61,444		71,486

(Millions of yen)

	September 30, 2009		March 31, 2009
LIABILITIES
Current Liabilities:
Notes and account payables	*2	7,991	*2	9,393
Short-term borrowings	*2	5,775	*2	12,147
Long-term debt due within one year	*2	23,653	*2	24,134
Income taxes payable		120		121
Reserve		138		170
Other		2,210		2,631

Total Current Liabilities		39,890		48,599

Fixed Liabilities:
Long-term debts	*2	12,588	*2	15,516
Reserve		148		169
Other		755		779

Total Fixed Liabilities		13,492		16,466

Total Liabilities		53,383		65,065

NET ASSETS
Shareholders’ Capital:
Capital		2,442		2,442
Additional paid-in capital		2,572		2,572
Retained earnings		4,364		2,707
Treasury stock		(1,295)		(1,295)

Total Shareholders’ Capital		8,084		6,428

Valuation and Translation Adjustments:
Net unrealized gains on other securities		(23)		(7)

Total Valuation and Translation Adjustments		(23)		(7)

Total Net Assets		8,061		6,420

Total Liabilities and Net Assets		61,444		71,486

(2)	Consolidated Statements of Income

Six-month Period

(Millions of yen)

	Six months ended September 30, 2008	Six months ended September 30, 2009
Sales	24,663	27,500
Cost of sales	18,149	21,917

Gross Profit	6,513	5,582

Selling, general and administrative expenses	* 4,249	*1 3,673

Operating Income	2,264	1,909

Non-Operating Income:
Interest income	4	3
Dividend income	4	1
Commissions received	27	46
Investment returns	60	110
Other income	32	40

Total Non-Operating Income	129	203

Non-Operating Expenses:
Interest expenses	641	569
Other	71	11

Total Non-Operating Expenses	713	581

Ordinary Income	1,680	1,532

Extraordinary Gains:
Gain on sales of investment securities	50	1
Reversal of allowance for doubtful accounts	—	15
Reversal of reserve for bonuses	—	29
Gain from settlement of silent investment partnership	—	*2 232
Gain on exemption of affiliates debt	—	*3 11

Total Extraordinary Gains	50	289

Extraordinary Losses:
Loss on disposal of fixed assets	—	25
Loss on valuation of contribution to capital	—	2
Impairment loss	53	28
Office relocation expenses	—	8
Loss on valuation of investments securities	49	—
Loss on sale of investment securities	8	—
Loss on late payment charge of affiliates	—	*3 7

Total Extraordinary Losses	111	72

Income (losses) before income taxes	1,618	1,748

Income and other taxes	461	110
Income tax refund	—	(9)
Income tax adjustments	219	(9)

Total income taxes	681	91

Minority interest	10	—

Net income	926	1,656

Second Quarterly period of the Consolidated Fiscal Year

(Millions of yen)

	Three month ended September 30, 2008	Three months ended September 30, 2009
Sales	10,153	18,053
Cost of sales	8,100	14,507

Gross Profit	2,052	3,545

Selling, general and administrative expenses	* 2,148	*1 1,731

Operating Income or Operating Loss (minus)	(95)	1,814

Non-Operating Income:
Interest income	2	2
Dividend income	15	32
Commissions received	30	97
Investment returns	13	27

Other income	62	159

Non-Operating Expenses:
Interest expenses	332	274
Other	62	1

Total Non-Operating Expenses	394	276

Ordinary Income or Ordinary Losses (minus)	(427)	1,697

Extraordinary Gains:
Reversal of allowance for doubtful accounts	—	15
Reversal of reserve for bonuses	—	1
Gain from settlement of silent investment partnership	—	*2 232
Gain on exemption of affiliates debt	—	*3 11

Total Extraordinary Gains	—	260

Extraordinary Losses:
Loss on disposal of fixed assets	—	1
Loss on valuation of contribution to capital	—	2
Impairment loss	14	15
Office relocation expenses	—	0
Loss on late payment charge of affiliates	—	*3 7

Total Extraordinary Losses	14	27

Income (losses) before income taxes	(442)	1,930

Income taxes and other taxes	(343)	57
Income tax adjustments	165	8

Total income tax	(177)	65

Minority interest	2	—

Net income (losses)	(266)	1,864

(3)	Consolidated Statements of Cash Flow

(Millions of yen)

	Six months ended September 30, 2008	Six months ended September 30, 2009
Net Cash Provided by (used in) Operating Activities
Net income or losses before tax adjustments	1,618	1,748
Depreciation and amortization	171	187
Impairment losses	53	28
Reversal of reserve for bonuses	—	(29)
Increase (Decrease) in reserves	20	3
Interest and dividend income	(8)	(5)
Amortization of goodwill	0	—
Gain (Loss) from investment partnerships	(60)	(110)
Loss (Gain) on sales of investment securities and valuation	8	(1)
Interest expenses	641	569
Loss on disposal of fixed assets	—	25
Gain from settlement of investment partnership	—	(232)
Decrease (Increase) in account receivables	301	25
Decrease (Increase) in inventories	2,331	8,518
Increase (Decrease) in account payables	(2,481)	(1,411)
Other	(1,639)	1,012

Subtotal	957	10,329

Interest and dividend received	8	5
Interest paid	(671)	(543)
Income taxes paid	(1,513)	(111)

Net Cash Provided by (used in) Operating Activities	(1,219)	9,680

Net Cash Provided by (used in) Investing Activities
Payments for time deposits	(101)	(2)
Withdrawals from time deposits	—	100
Payments for purchase of marketable and investment securities	(34)	—
Proceeds of redemption from investment securities	34	34
Payments for purchase of tangible fixed assets	(2,805)	(359)
Payments for purchase of intangible fixed assets	(6)	(62)
Proceeds from sales of investment securities	61	13
Repayment from investment partnership	—	924
Other	1	(16)

Net Cash Provided by (used in) Investing Activities	(2,849)	632

Net Cash Provided by (used in) Financing Activities
Increase (Decrease) in short-term debt	1,528	(5,972)
Increase (Decrease) in commercial paper	(2,000)	—
Proceeds from long-term debt	4,950	2,799
Repayment of long-term debt	(8,183)	(6,608)
Cash dividends paid	(198)	(0)

Net Cash Provided by (used in) Financing Activities	(3,903)	(9,781)

Net Increase (Decrease) in Cash and Cash Equivalents	(7,972)	531

Cash and Cash Equivalents at Beginning of the Period	12,896	3,733

Cash and Cash Equivalents at End of Period	* 4,923	* 4,264

Changes to important items fundamental to consolidated financial statement preparation

None.

Simplified accounting method

Six months ended September 30, 2009
Method for calculating value of depreciation of fixed assets	In calculation of the depreciated value of fixed assets, the declining-balance method is employed, where the depreciated value for the entire year is first calculated, and then being divided proportionally to the corresponding reporting period.

Method for evaluating inventories	Devaluation of book prices of inventories were made only on such item’s profitability had become evidently lower.

Use of special accounting method in preparation for the quarterly consolidated financial statements

None.

Notes

(Items related to Quarterly Consolidated Balance Sheets)

September 30, 2009			March 31, 2009
*1 The total amount of depreciation and amortization of tangible fixed assets is 2,173 million yen.			*1 The total amount of depreciation and amortization of tangible fixed assets is 2,136 million yen.

*2 Assets that are offered as collateral and corresponding liabilities are as follows.			*2 Assets that are offered as collateral and corresponding liabilities are as follows.

(1)Assets offered as collateral			(1)Assets offered as collateral

Real property for sale	10,363	million yen	Real property for sale	14,590	million yen
Real property for sale in progress	18,275		Real property for sale in progress	22,156
Buildings and structure, net	5,245		Buildings and structure, net	5,428
Land	15,433		Land	16,187
Other, net	188		Other, net	252
Intangible fixed assets (leasehold)	224		Intangible fixed assets (leasehold)	224

Total	49,729		Total	58,840

(2)Liabilities for the above			(2)Liabilities for the above

Short-term borrowings	5,714	million yen	Short-term borrowings	11,711	million yen
Long-term debt due within one year	23,078		Long-term debt due within one year	23,974
Long-term debts	11,712		Long-term debts	14,536
Notes and account payable, trade	4,209		Notes and account payable, trade	9,075

Total	44,714		Total	59,299

(3  In addition to the above, capital contribution in the amount of 581 million yen in Tokumei Kumiai (investment and other assets “Investment Securities”) is used to secure 979 million loan borrowed by a special purpose company of the Triumph Assets 2 Ltd.

*3   As the purpose of holding of certain real properties has been changed from “development and leasing” to “resale” during the six-month period ended September 30, 2009 of the current consolidated fiscal year, 374 million yen for buildings and structures, 759 million yen for land, and 0 million yen for other have been transferred to real property for sale.

*3   As the purpose of holding of certain real properties has been changed from “development and leasing” to “resale” during the previous consolidated fiscal year, 424 million yen for buildings and structures, 1,077 million yen for land, 0 million yen for other, and 237 million yen for leasehold (intangible fixed assets) have been transferred to real property for sale.

    In addition, as the purpose of holding of certain real properties has been changed from “resale” to “development and leasing” during the previous consolidated fiscal year, 105 million yen for real property for sale, 758 million yen for real property for sale in progress have been transferred to 340 million yen for buildings and structures and 523 million yen for land.

4 Contingent liabilities			4 Contingent liabilities

Guarantees made for borrowings from financial institutions by companies other than consolidated subsidiaries			Guarantees made for borrowings from financial institutions by companies other than consolidated subsidiaries

Joint and several guarantees and liabilities toward financial institutions until registration of mortgage is completed	2,358	million yen	Joint and several guarantees and liabilities toward financial institutions until registration of mortgage is completed	4,135	million yen
AS PARTNERS Co., Ltd.	159		AS PARTNERS Co., Ltd.	164
Aruka Co., Ltd.	39		Aruka Co., Ltd.	35

Total	2,556		Total	4,335

September 30, 2009			March 31, 2009

5  Takara Leben Group has entered into certain account overdraft agreements and commitment line agreements with 7 banks to efficiently procure operating capital. The unexecuted loan balances under such agreement as of the end of the second quarterly period of the current consolidated fiscal year is as follows.

5  Takara Leben Group has entered into certain account overdraft agreements and commitment line agreements with 8 banks to efficiently procure operating capital. The unexecuted loan balances under such agreements as of the end of the previous consolidated fiscal year is as follows.

Total account of overdrafts and commitment lines	6,189	million yen	Total account of overdrafts and commitment lines	8,239	million yen
Executed loan balances	3,861		Executed loan balances	4,207
Difference	2,328		Difference	4,032

(Items related to Quarterly Consolidated Statement of Income)

Six months ended September 30, 2008			Six months ended September 30, 2009
* Major expenses and amounts for selling and general administrative expenses are given below.			*1 Major expenses and amounts for selling and general administrative expenses are given below.

Advertising expenses	1,396	million yen	Advertising expenses	838	million yen
Sales commissions	151		Sales commissions	90
Sales promotion expenses	752		Sales promotion expenses	1,088
Salaries	680		Salaries	632
Provision for employees’ bonuses	123		Provision for employees’ bonuses	72
Provision for directors’ bonuses	28		Provision for directors’ bonuses	3
Employee retirement benefit costs	11		Employee retirement benefit costs	15
Depreciation and amortization	26		Depreciation and amortization	31
Taxes and public charges	158		Taxes and public charges	110

			*2 Gain from liquidation of investment partnership is consisted of dividends of income gained from the completion of the project with the special purpose company of Triumph Assets 2 Ltd..

*3   Gain from forgiven debts and losses of defaulted affiliates incurred due to settlement of debts with former shareholders of Marunouchi Servicer Co., Ltd., which became one of Company’s consolidated subsidiaries.

Three months ended September 30, 2008			Three months ended September 30, 2009
* Major expenses and amounts for selling and general administrative expenses are given below.			*1 Major expenses and amounts for selling and general administrative expenses are given below.

Advertising expenses	751	million yen	Advertising expenses	402	million yen
Sales commissions	37		Sales commissions	36
Sales promotion expenses	401		Sales promotion expenses	518
Salaries	335		Salaries	312
Provision for employees’ bonuses	55		Provision for employees’ bonuses	16
Provision for directors’ bonuses	16		Provision for directors’ bonuses	3
Employee retirement benefit costs	5		Employee retirement benefit costs	10
Depreciation and amortization	14		Depreciation and amortization	16
Taxes and public charges	79		Taxes and public charges	54

			*2 Gain from liquidation of investment partnership is consisted of dividends of income gained from the completion of the project with the special purpose company of Triumph Assets 2 Ltd.

*3 Gain from forgiven debts and losses of defaulted affiliates incurred due to settlement of debts with former shareholders of Marunouchi Servicer Co., Ltd., which became one of Company’s consolidated subsidiaries.

(Items related to Consolidated Statements of Cash Flows)

Six months ended September 30, 2008			Six months ended September 30, 2009
* Relationship between cash and cash equivalents balance as of the end of the second quarterly period and the same item balance stated on quarterly consolidated balance sheets			* Relationship between cash and cash equivalents balance as of the end of the second quarterly period and the same item balance stated on quarterly consolidated balance sheets

	(As of September 30, 2008)			(As of September 30, 2009)

Cash and cash accounts	5,063	million yen	Cash and cash accounts	4,298	million yen
Fixed-term deposits with deposit term over three months	(139)		Fixed-term deposits with deposit term over three months	(34)

Cash and cash equivalents	4,923		Cash and cash equivalents	4,264

(Items Related to Shareholders’ Capital)

As of September 30, 2009 and for the six months ended September 30, 2009

1.	Type and total of shares issued and outstanding

Common stock                                  17,540,333 shares

2.	Type and number of shares of treasury stock

Common stock                                  982,682 shares

3.	Items related to new subscription rights, etc.

None.

3.	Items related to dividends

None.

(Segment Information)

Performance by Business Segment

For the three months ended September 30, 2008

	Real estate sales business	Other business	Total	Eliminated/ Company-wide	Consolidated
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)
Sales
(1) Sales to external customers	8,645	1,508	10,153	—	10,153
(2) Intersegmental internal sales / transfers	16	275	292	(292)	—

Total	8,661	1,784	10,445	(292)	10,153

Operating income (losses)	(308)	184	(123)	28	(95)

For the three months ended September 30, 2009

	Real estate sales business (Millions of yen)	Real estate rental business (Millions of yen)	Real estate management business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company- wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	16,920	319	483	330	18,053	—	18,053
(2) Intersegmental internal sales / transfers	—	2	2	469	474	(474)	—

Total	16,920	321	486	800	18,528	(474)	18,053

Operating income (losses)	1,555	88	24	129	1,798	15	1,814

For the six months ended September 30, 2008

	Real estate sales business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company- wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	21,741	2,921	24,663	—	24,663
(2) Intersegmental internal sales / transfers	16	458	474	(474)	—

Total	21,758	3,380	25,138	(474)	24,663

Operating income (losses)	1,867	363	2,231	32	2,264

For the six months ended September 30, 2009

	Real estate sales business (Millions of yen)	Real estate rental business (Millions of yen)	Real estate management business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company- wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	25,333	649	952	564	27,500	—	27,500
(2) Intersegmental internal sales / transfers	—	4	5	661	671	(671)	—

Total	25,333	653	958	1,225	28,171	(671)	27,500

Operating income (losses)	1,470	171	80	179	1,902	7	1,909

(Notes)

1.	Method for Segmenting Businesses

Business segments are created considering the type of business involved.

2.	Description of Each Segment

Real estate sales business: Built-for-sale condominiums, etc.

Real estate rental business: Renting of offices, storefronts, etc.

Real estate management business: Management of condominiums, etc.

Other: Sales representation

3.	The above values do not include consumption tax, etc.
4.	Previously, real estate rental and real estate management were classified as “Other business,” but since the importance of these segments increased, those businesses have been classified as “Real estate rental business” and “Real estate management business” from the first quarterly period of the current consolidated fiscal year.

Location-specific segment information

During the period of the second quarterly period for the three months ended September 30, 2008 and the second quarterly period for the three months ended September 30, 2009, as well as the six months period ended September 30, 2008 and the six months period ended September 30, 2009, the Company had no consolidated subsidiaries or branches located in countries or regions outside of Japan. For this reason, location-specific segment information is not included in this report.

Overseas sales

During the three months ended September 30, 2008 and the three months ended September 30, 2009, as well as for the six months ended September 30, 2008 and the six months ended September 30, 2009, the Company did not post overseas sales. For this reason, overseas sales information is not included in this report.

(Items Related to Securities)

As of September 30, 2009

As other securities with market prices were not material to the business operation, and there is no significant changes since the last date of the previous consolidated fiscal year, items related to securities are not included in this report.

(Items Related to Derivatives Trading)

As of September 30, 2009

The Group engages in no derivatives trading, and thus there are no applicable items.

(Items Related to Stock Options, etc.)

During the three months ended September 30, 2009

Not applicable.

(Per Share Information)

1.	Net assets per share

As of September 30, 2009		As of March 31, 2009
Net assets per share	486.86 yen	Net assets per share	387.80 yen

2. Current net income (losses) per share

For the six months ended September 30, 2008		For the six months ended September 30, 2009
Current net income per share	55.96 yen	Current net income per share	100.05 yen

Diluted net income per share for the six-month ended September 30, 2008 was not presented as there is no share with dilutive effect.		Diluted net income per share for the six-month ended September 30, 2009 was not presented as there is no share with dilutive effect.
(Note)	The basis for calculating current net income (losses) per share is given below.

	For the six months ended September 30, 2008	For the six months ended September 30, 2009
Current net income (losses) (Millions of yen)	926	1,656
Amount not belonging to the common stockholders (Millions of yen)	—	—
Current net income (losses) relating to common stock (Millions of yen)	926	1,656
Average share number during the period (Thousands of shares)	16,557	16,557

For the three months ended September 30, 2008		For the three months ended September 30, 2009
Current net income (losses) per share	(16.10) yen	Current net income per share	112.62 yen
Diluted net income per share for the six-month ended September 30, 2008 was not presented as there is no share with dilutive effect.		Diluted net income per share for the six-month ended September 30, 2009 was not presented as there is no share with dilutive effect.

(Note)	The basis for calculating current net income (losses) per share is given below.

	For the three months ended September 30, 2008	For the three months ended September 30, 2009
Current net income (losses) (Millions of yen)	(266)	1,864
Amount not belonging to the common stockholders (Millions of yen)	—	—
Current net income (losses) relating to common stock (Millions of yen)	(266)	1,864
Average share number during the period (Thousands of shares)	16,557	16,557

(Important Post-balance Sheet Events)

None.

(Items Related to Lease Transactions)

For the three months ended September 30, 2009

Omitted as there were no significant changes.

2	Other

Not applicable.

PART II    INFORMATION ON GUARANTOR OF THE COMPANY

Not applicable.

Independent Accountants’ Quarterly Review Report

November 12, 2008

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Toshio Yanagishita

(Seal)

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Hideaki Takahashi

(Seal)

Pursuant to the first clause of Article 193-2 of the Financial Instruments and Exchange Act, we have performed a quarterly review of the quarterly consolidated financial statements included in the Financial Statements section, which include the quarterly consolidated balance sheets, quarterly consolidated statements of income, and quarterly consolidated statements of cash flow, for the three months ended September 30, 2008, as well as the six months ended September 30, 2008 of Takara Leben CO., LTD in the consolidated fiscal year from April 1, 2008 to March 31, 2009. These quarterly financial statements are the responsibility of the Company’s management, and our responsibility is to independently express a conclusion on these quarterly financial statements.

We conducted our quarterly review in accordance with quarterly review standards generally accepted in Japan. A review of quarterly financial information consists of making inquiries, primarily of management and persons responsible for financial and accounting matters, applying analytical and other quarterly review procedures. A review is substantially less in scope than an audit of fiscal year financial statements conducted in accordance with auditing standards generally accepted in Japan.

Based on our quarterly review, nothing has come to our attention that causes us to believe that the quarterly consolidated financial statements referred to above do not present fairly, in all material aspects, the consolidated financial position of Takara Leben CO., LTD. and its consolidated subsidiaries as of September 30, 2008, and the consolidated results of their operations for the three months period then ended, the six months period then ended and their cash flows for the three months period then ended as well as those for the six months period then ended in conformity with accounting principles generally accepted in Japan

Takara Leben CO., LTD., our firm and our Operating Partners do not have any interest which should be disclosed under the provisions of the Certified Public Accountants Law.

(Notes)

1.	The document presented above is an electronic version of the original of the “Independent Accountants’ Review Report”, and the original report is kept separately by Takara Leben CO., LTD. (the filing company of the Quarterly Securities Report).
2.	The scope of the quarterly consolidated financial statements does not include the XBRL data itself.

Independent Accountants’ Quarterly Review Report

November 5, 2009

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Toshio Yanagishita

(Seal)

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Hideaki Takahashi

(Seal)

Pursuant to the first clause of Article 193-2 of the Financial Instruments and Exchange Act, we have performed a quarterly review of the quarterly consolidated financial statements included in the Financial Statements section, which include the quarterly consolidated balance sheets, quarterly consolidated statements of income, and quarterly consolidated statements of cash flow, for the three months ended September 30, 2009, as well as the six months ended September 30, 2009 of Takara Leben CO., LTD. in the consolidated fiscal year from April 1, 2009 to March 31, 2010. These quarterly financial statements are the responsibility of the Company’s management, and our responsibility is to independently express a conclusion on these quarterly financial statements.

We conducted our quarterly review in accordance with quarterly review standards generally accepted in Japan. A review of quarterly financial information consists of making inquiries, primarily of management and persons responsible for financial and accounting matters, applying analytical and other quarterly review procedures. A review is substantially less in scope than an audit of fiscal year financial statements conducted in accordance with auditing standards generally accepted in Japan.

Based on our quarterly review, nothing has come to our attention that causes us to believe that the quarterly consolidated financial statements referred to above do not present fairly, in all material aspects, the consolidated financial position of Takara Leben CO., LTD. and its consolidated subsidiaries as of September 30, 2009, and the consolidated results of their operations for the three months period then ended, the six months period then ended and their cash flows for the three months period then ended as well as those for the six months period then ended in conformity with accounting principles generally accepted in Japan

Takara Leben CO., LTD., our firm and our Operating Partners do not have any interest which should be disclosed under the provisions of the Certified Public Accountants Law.

(Notes)

1.	The document presented above is an electric version of the original of the “Independent Accountants’ Review Report”, and the original report is kept separately by Takara Leben CO., LTD. (the filing company of the Quarterly Securities Report).
2.	The scope of quarterly consolidated financial statements does not include the XBRL data itself.